PROMISSORY NOTE

$710,000	June 16, 2005
Los Angeles, California

FOR VALUE RECEIVED, the undersigned M-Wave, Inc., a Delaware corporation (the "Company"), promises to pay to the order of Mercator Momentum Fund, LP, ("Payee"), at its address c/o M.A.G. Capital, LLC, 555 South Flower Street, Suite 4200, Los Angeles, CA  90071, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Seven Hundred Ten Thousand Dollars ($710,000) with interest thereon as set forth herein.

1.                 INTEREST:

The outstanding principal balance of this Note shall bear interest from the date hereof (computed on the basis of a 360-day year, actual days elapsed) at a rate per annum equal to ten percent (10%).

2.                 PAYMENTS:

a.         Interest Payments. Commencing on the date hereof through maturity, interest payments on the outstanding principal balance shall be due and payable monthly in arrears, prorated for any partial month.

b.         Principal Payments.   Upon close of sale of that certain real property commonly known as 215 Park Street in Bensenville, IL, the Company shall make a mandatory principal payment but subject to the approval of Silicon Valley Bank, of not less than $96,146.  Any outstanding principal balance and any accrued but unpaid interest shall be due and payable in full on August 23, 2007 (the "Maturity Date").

c.         Application of Payments.   Each payment made on this Note shall be credited, first, to any interest then accrued on the principal amount to be paid and, second, to the outstanding principal balance hereof.

d.         Prepayment.   The Company may prepay any amounts outstanding hereunder in whole or in part at any time subject to a one percent (1%) pre-payment premium.  The mandatory principal payment described in (b) above shall not be subject to this pre-payment premium.

3.                 EVENTS OF DEFAULT:

The occurrence of any of the following shall constitute an "Event of Default" under this Note:

a.         The Company fails to pay any principal or interest payment when due under of this Note.

b.         The Company fails to perform any other obligation under this Note and such failure continues for five (5) days after notice thereof to the Company.

c.         The Company becomes insolvent, or suffers or consents to or applies for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or generally fails to pay its debts as they become due, or makes a general assignment for the benefit of creditors; files a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under Title 11 of the United States Code, as amended or recodified from time to time (the "Bankruptcy Code"), or under any state, federal or other law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against it and is pending for more than sixty (60) days, or it files an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or it is adjudicated a bankrupt, or an order for relief is entered against it by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state, federal or other law relating to bankruptcy, reorganization or other relief for debtors.

d.         The dissolution or liquidation of the Company.

4.                 MISCELLANEOUS:

a.         Remedies.   Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by the Company.  In addition, the Company shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including without limitation reasonable attorneys' fees and costs, expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the holder or any other person or entity) relating to the Company or any other person or entity.

b.         Governing Law and Consent to Jurisdiction.   This Note shall be governed by, and construed in accordance with, the laws of the State of CALIFORNIA WITHOUT GIVING EFFECT TO PROVISIONS RELATING TO CONFLICTS OF LAW TO THE EXTENT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

c.         Severability.  If any term or provision of this Agreement is held to be invalid or unenforceable, the remaining terms or provisions of this Agreement will continue to be valid and will be performed, construed and enforced to the fullest extent permitted by law, and the invalid or unenforceable term will be deemed amended and limited in accordance with the intent of the parties, as determined from the face of the Agreement, to the extent necessary to permit the maximum enforceability or validation of the term or provision

d.         Restructuring FEE, LEGAL FEES AND EXTENSION FEES.  In connection with the this Promissory Note and related documents, within two business days after the date of this Promissory Note, the Company shall pay (A) to Payee a restructuring fee in the amount of $7,100, (B) to M.A.G. Capital, LLC, legal fees in the amount of $1,479.00. On June 1, 2006, Company shall pay an annual extension fee equal to 1% of the outstanding principal balance on June 1, 2006.  On June 1, 2007, Company shall pay an annual extension fee equal to 1% of the outstanding principal balance on June 1, 2007.

e.         SUBORDINATION.  This Note is subordinate in right of payment to the Company’s borrowing from time to time outstanding from Silicon Valley Bank, as set forth in that certain Subordination Agreement dated June 16, 2005 between Payee and said Bank.

Signature

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

M-WAVE, INC.

a Delaware corporation

By /s/ Jim Mayer

Name: Jim Mayer

Title: CEO